Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Orrstown Financial Services, Inc. and its wholly-owned subsidiary on Form S-3 of our report dated March 12, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the annual report on Form 10-K of Orrstown Financial Services, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in this registration statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Cleveland, Ohio
December 18, 2015